UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2008

HCSB FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

South Carolina	000-26995	57-1079444
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

5201 Broad Street, Loris, South Carolina 29569

(Address of principal executive offices)   (Zip code)

Registrant’s telephone number, including area code:  (843) 756-6333

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02- Departure of Directors or Certain  Officers;  Election of  Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

e.  Salary Continuation Agreements.  On April 4, 2008, Horry County State Bank (the “Bank”), the wholly-owned operating subsidiary of HCSB Financial Corporation, entered into salary continuation agreements with  the following executive officers: Glenn R. Bullard, Richard M. Carroll, James R. Clarkson, Jerry J. Cox, Jr., Heather W. Elliot, Denise Floyd, Margaret H. Fowler, Deborah A. Guyette, William H. Langfitt, Ronald L. Paige, and Douglas E. Shaffer.  Unless a separation from service or a change in control (as defined in the salary continuation agreements) occurs before normal retirement age (65), the salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the executives in 180 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the executive attains the normal retirement age and continuing for a term of 15 years.  The annual benefit is 20% of the executive’s final pay, defined as the executive’s highest annualized base salary from the three years prior to the executive’s separation from service.

If early termination of an executive occurs (defined as separation from service before normal retirement age for reasons other than death, termination for cause, or after a change in control), the executive’s early termination benefit is calculated by taking the accrual balance (as defined in the salary continuation agreement) existing at the end of the month immediately before the month in which separation from service occurs, subject to the vesting schedule below.  The bank will pay this annual early termination benefit as calculated to the executive in 180 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the early termination occurs and continuing for a term of 15 years.

Date on which Separation from Service occurs	Vesting Percentage
03/01/2008 – 12/31/2008	10%
01/01/2009 – 12/31/2009	20%
01/01/2010 – 12/31/2010	30%
01/01/2011 – 12/31/2011	40%
01/01/2012 – 12/31/2012	50%
01/01/2013 – 12/31/2013	60%
01/01/2014 – 12/31/2014	70%
01/01/2015 – 12/31/2015	80%
01/01/2016 – 12/31/2016	90%
After 12/31/2016	100%

Upon the executive’s separation from service because of disability (as defined in the salary continuation agreement) before normal retirement age, the executive’s disability benefit will be 100% of the accrual balance existing at the end of the month immediately before the month in which separation from service occurs, with interest credited to the accrual balance from separation from service to the normal retirement age at the discount rate or rates established by the plan administrator at the time of the separation from service.  The Bank will distribute the benefit to the executive in 180 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the executive attains the normal retirement age and continuing for a term of 15 years.

If an executive is terminated following a change in control (as defined in the salary continuation agreement) and prior to the normal retirement age, the Bank will pay to the executive an annual change in control benefit equal to 100% of the projected benefit (as defined in the salary continuation agreement as 20% of projected final pay).  The Bank will pay the change in control benefit to the executive in 180 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the executive attains the normal retirement age and continuing for a term of 15 years.

If the executive dies before any separation from service, the Bank will pay the executive 100% of the accrual balance existing at the end of the month immediately before the month in which the executive dies.  The Bank will pay the benefit, for death before any separation from service, to the beneficiary (as defined in the salary continuation agreement) in a lump sum on the first day of the fourth month following the executive’s death.

If the executive dies after any benefit distributions have commenced but before receiving all of such distributions, the Bank will pay to the beneficiary the present value, using the discount rate or rate established by the plan administrator at the time of the separation from service, of the remaining benefits in a lump sum on the first day of the fourth month following the executive’s death.

If the executive is entitled to benefits but dies prior to the date that the benefit distributions commence, the Bank will pay to the beneficiary the present value, using the discount rate or rate set by the plan administrator at the time of the separation from service, of the remaining benefits in a lump sum on the first day of the fourth month following the executive’s death.

All of the executive’s benefits will be forfeited if the executive competes (as defined in the salary continuation agreement) with the Bank at any time from the date of the executive’s separation from service and for a period of one year thereafter (other than following a change of control).

The Bank will not pay any benefits under the salary continuation agreements and the agreements will terminate if separation from service is the result of termination for cause (as defined in the executive’s employment agreement or if the executive is not a party to an employment agreement containing a definition of termination for cause, as defined in the salary continuation agreement).

The foregoing summary of the material features of the salary continuation agreements are qualified in its entirety by reference to the provisions of the agreements, the form of which is attached as Exhibit 10.1 to this report, and incorporated herein by reference.

ITEM 9.01.  Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit

10.1	Form of Salary Continuation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCSB FINANCIAL CORPORATION

By:	/s/ James R. Clarkson
Name: James R. Clarkson
Title: President & Chief Executive Officer

Dated:	April 8, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Salary Continuation Agreement.